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                                                           OMB APPROVAL
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FORM 5                                              OMB Number:        3235-0362
------                                              Expires: December 31, 2001
                                                    Estimated average burden
                                                    hours per response .... 1.0



/ / CHECK BOX IF NO             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    LONGER SUBJECT TO                       WASHINGTON, D.C. 20549
    SECTION 16. FORM
    4 OR FORM 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b)                         Exchange Act of 1934,
/ / FORM 3 HOLDINGS                  Section 17(a) of the Public Utility
    REPORTED                 Holding Company Act of 1935 or Section 30(f) of
/ / FORM 4                              the Investment Company Act
    TRANSACTIONS                                   of 1940
    REPORTED

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 1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s) to
    Bloomberg, Samuel J                      Tweeter Home Entertainment Group, Inc TWTR         Issuer (Check all applicable)
-------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)  3. I.R.S. Identification   4. Statement for      ----              ---
    40 Pequot Way                               Number of Reporting        Month/Year          X  Officer (give    Other (specify
-------------------------------------------     Person, if an entity         9/2001           ----        title ---       below)
                 (Street)                       (Voluntary)             -------------------               below)
    Canton            Ma           02021                                5. If Amendment,          Chairman
-------------------------------------------                                Date of Original       -------------------------------
  (City)           (State)           (Zip)                                 (Month/Year)
                                                                                           7. Individual or Joint/Group Reporting
                                                                          ------------------    (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr.                                   end of Issuer's     Direct         Benefi-
                                  (Month/      8)                                        Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                    5/23/2001     G(1)      10,000     D                        915,466              D
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*If the form is filed by more than one reporting person, see instruction 4(b)(v).
                                                                                                                              (Over)
                                                                                                                       SEC 2270(3-5)

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                              ---------------  Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Option                      12.97       9/27/01     J(2)       42,000          9/27/02  9/27/07  Common   42,000      12.97
                                                                                                 Stock
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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                                  305,556                  D
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Explanation of Responses:
1. Gift of 10,000 shares to BankBoston Charitable Gift Fund-
   Samuel and Carolina Bloomberg Fund
2. The 42,000 option shares granted 9/27/2001 are subject to an annual vesting schedule, to be fully vested by 9/27/2004.
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ Samuel J. Bloomberg         11/14/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


                                                                                              /s/ Joseph McGuire           Page 2
                                                                                                                    SEC 2270(3-5)

Re: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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